EXHIBIT 99

Date: January 24, 2011

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

Robert R. Gerber, SVP & CFO

330-364-7777 or trent@onlinefirstfed.com

330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and

Six-Month Periods Ended December 31, 2010

DOVER, OHIO - FFD Financial Corporation (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended December 31, 2010, of $317,000, or diluted earnings per share of $.31, compared to the $167,000, or $.16 per diluted share, of net earnings reported for the comparable three-month period in 2009. The $150,000, or 89.8%, increase in net earnings resulted from increases of $385,000, or 24.7%, in net interest income and $162,000, or 98.2%, in noninterest income, which were partially offset by increases of $260,000, or 302.3%, in the provision for losses on loans, $59,000, or 4.3%, in noninterest expenses and $78,000, or 87.6%, in the provision for federal income taxes.

Net earnings for the six months ended December 31, 2010, were $731,000, or diluted earnings per share of $.72, compared to the $339,000, or $.33 per diluted share, of net earnings reported for the comparable six-month period in 2009. The $392,000, or 115.6%, increase in net earnings resulted from increases of $682,000, or 22.0%, in net interest income and $336,000, or 90.3%, in noninterest income, which were partially offset by increases of $365,000, or 218.6%, in the provision for losses on loans, $58,000, or 2.1%, in noninterest expenses and $203,000, or 113.4%, in the provision for federal income taxes.

The increase in net interest income was primarily due to deposit costs declining faster than the yields on interest earning assets, particularly in the repricing of CD’s to lower interest rates. Approximately $46.0 million in CDs repriced in the six months ended December 31, 2010. The yield on interest earning assets decreased approximately four basis points for the six-month period on an annualized basis while the cost of interest bearing liabilities decreased approximately 56 basis points over the same time period.

The increase in noninterest income was the result of increases of $365,000, or 214.7%, in gain on sale of loans, $24,000, or 15.4%, in service charges on deposit accounts, and $2,000 in other noninterest income, which were partially offset by a decrease of $55,000 on mortgage servicing revenue net of amortization and impairment. The increase in gain on sale of loans resulted from increased sales into the secondary mortgage market due to significant increases in the number of newly originated loans and refinanced loans as a result of the prevailing low interest rate environment in the six-month period.

The increase of $58,000, or 2.08% in noninterest expense was due primarily to increases in employee compensation and benefits for fiscal year to date.

Non-performing loans were $2.2 million, or 1.06% of total assets at June 30, 2010, compared to $1.2 million, or .57%, at December 31, 2010, due in large part to the favorable resolution of a large non-performing loan during the six-month period.

Management reviews the loan portfolio, delinquency rates, net charge-offs and current economic conditions to provide an allowance for loan losses. For the six month period ended December 31, 2010, a provision of $532,000 was made, which resulted in an increase in allowance for loan losses of $365,000 period over period. Of the allocation, $214,000 was the result of deteriorating collateral value for one large non-performing commercial real estate loan participation. Management believes that the allowance for loan losses at December 31, 2010, is adequate based upon available facts and circumstances, however, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations. Net charge offs were $94,000 for the six-month period ended December 31, 2010, and $60,000 for the comparable period in 2009.

FFD Financial Corporation reported total assets at December 31, 2010, of $209.2 million, an increase of $2.7 million, or 1.3%, over the June 30, 2010 balance of $206.5 million. Cash and cash equivalents increased by 46.1% to $13.2 million from the June 30, 2010 balance of $9.0 million due to several investments being called. Loans receivable (net) increased by 1.0% from the June 30, 2010, balance of $178.8 million to $180.6 million at December 31, 2010. Loans held for sale decreased $373,000, or 27.1%. Total liabilities increased by 1.3% from $188.2 million at June 30, 2010 to $190.6 million at December 31, 2010, and included deposits of $174.5 million, an increase of 1.9% over the June 30, 2010 balance of $171.3 million. The increase in shareholders’ equity of $262,000, or 1.4%, was primarily attributable to net earnings of $731,000 and treasury stock issuances of $6,000, which were partially offset by dividend payments of $344,000 and an increase in accumulated other comprehensive loss of $131,000, primarily due to the mark-to-market of available for sale investments. First Federal continues to maintain strong capital ratios, exceeding well capitalized regulatory requirements.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	December 31, 2010	June 30, 2010
	(unaudited)
Cash and cash equivalents	$ 13,198	$ 9,034
Investment securities	5,843	8,040
Mortgage-backed securities	262	273
Loans receivable, net	180,646	178,837
Loans held for sale	1,004	1,377
Other assets	8,245	8,904

Total assets	$209,198	$206,465

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$174,523	$171,339
Borrowings	14,047	14,329
Other liabilities	2,071	2,502
Total liabilities	190,641	188,170
Shareholders’ equity	18,557	18,295

Total liabilities and shareholders’ equity	$209,198	$206,465

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Total interest income	$5,387	$5,070	$2,688	$2,529

Total interest expense	1,610	1,975	746	972

Net interest income	3,777	3,095	1,942	1,557

Provision for losses on loans	532	167	346	86

Net interest income after provision for losses on loans	3,245	2,928	1,596	1,471

Noninterest income	708	372	327	165

Noninterest expense	2,840	2,782	1,439	1,380

Earnings before income taxes	1,113	518	484	256

Federal income taxes	382	179	167	89

NET EARNINGS	$ 731	$ 339	$ 317	$ 167

EARNINGS PER SHARE
Basic	$.72	$.34	$.31	$.17

Diluted	$.72	$.33	$.31	$.16